Exhibit 10.50

Master Agreement

This Master Agreement (this “Agreement”) is made and entered into this first day of January, 2002 (the “Effective Date”) by and between TRX Technology Services, L.P., (formerly known as Travel Technologies Group, L.P. or WorldTravel Technologies, L.L.C.) located at 7557 Rambler Road, Suite 1300, Dallas, Texas 75231 USA (hereinafter “TRX”) and WORLDTRAVEL PARTNERS I, LLC, including its divisions and subsidiary entities, located at 1055 Lenox Park Boulevard, Atlanta, GA 30319 (hereinafter “WORLDTRAVEL”).

This Agreement replaces and supercedes each and all of the following agreements entered into on November 1, 1999 between WorldTravel Partners I, L.L.C and WorldTravel Technologies, LLC: Master Development Agreement, End User Software License Agreement, OFS Service Bureau/Outsourcing Agreement and Service Bureau Software Services Agreement.

TRX hereby agrees to provide WORLDTRAVEL certain services and documentation related thereto, where (i) TRX processes data on behalf of WORLDTRAVEL (“Service Bureau Services”) and (ii) software residing on TRX hardware is made available to WORLDTRAVEL for its own internal processing and business purposes (“Application Services”). Service Bureau Services and Application Services are collectively known as “Remote Services”. TRX also agrees to license to WORLDTRAVEL certain software products (“Licensed Software Products”) on a non-exclusive basis. Additionally, TRX agrees to provide maintenance and support services related to the Service Bureau Services, the Application Services and the Licensed Software Products (“Support Services”). WORLDTRAVEL may also require from time to time certain professional services from TRX related to software development (“Development Services”). Service Bureau Services, Application Services, Support Services and Development Services are jointly defined herein as “Services”. This Agreement sets forth the general terms and conditions, which apply to the provision of all Services.

1.	Definitions

1.1	Agreement shall mean this Master Agreement and all of its attachments, addenda, and exhibits.

1.2	Application Services shall mean TRX making available from a host server to WORLDTRAVEL that Software (and its related Documentation) listed under application services on Exhibit B for use in accordance with the terms of this Agreement.

1.3

Confidential Information shall mean any data or information, other than Trade Secrets, that is of value to a party to this Agreement and is not generally known outside of such party. To the extent consistent with the foregoing, Confidential Information includes, but is not limited to, information about the parties’ employees, the parties’ business methods, contracts and contractual relations with the parties’ vendors, its products, designs, business plans, business opportunities, finances, research, development, know-how, customer lists and customer’s confidential information. Confidential Information also includes the terms of this Agreement and any information described in this paragraph, which either party obtains from another party, which the receiving party treats as proprietary or designates as confidential information, whether or not owned or developed by the receiving party. Notwithstanding the foregoing, no formal identification of materials or other information as “Confidential Information” shall be required.

1.4	Custom Application Software shall mean the software modules or components developed for WORLDTRAVEL which perform the functions and comply with the proposal and specifications identified or set forth in the Design Specifications. Each Custom Application Software module or component, specification and proposal included or referred to in the Design Specifications is expressly incorporated herein by reference. The Custom Application Software shall be delivered in machine-readable object code form unless it is intended to reside on servers at TRX. Custom Application Software may be developed at either TRX’s or WORLDTRAVEL’s expense. Such determination shall be made on an individual basis and mutually agreed to by the parties in writing.

1.5	Custom Modification shall mean changes to the Software, requested by WORLDTRAVEL and agreed to by TRX, that change the existing functionality of the Software to meet specific needs of WORLDTRAVEL, for which WORLDTRAVEL will be charged an additional fee to be negotiated and agreed upon in writing. Ownership of all Custom Modifications and all proprietary rights related to thereto shall remain with TRX.

1.6	Customer shall mean an entity doing business, relating to travel agency services, with WORLDTRAVEL. For corporate entities, only those divisions or portions of a corporation doing business with such party are considered to be included in the definition of Customer.

1.7	Delivery Order shall mean the document that describes the Development Services to be performed, the period within which the work is to be completed and the amount and/or method of payment therefore.

1.8	Design Specifications shall mean, at a minimum, system flow charts, program descriptions, file layouts, database structures, report layouts and screen layouts, interface requirements and layouts, conversion requirements and layouts, refined equipment requirements, acceptance criteria and acceptance test scripts for Custom Application Software, Custom Modifications or new Enhancements related to the Licensed Software Products or Remote Services.

1.9	Documentation shall mean all operator and user manuals, training materials, guides, listings, specifications and other materials necessary for understanding and utilizing the functionality of the Licensed Software Products, Remote Services and Custom Application Software, including materials useful for design (e.g., logic manuals, flow diagrams and principles of operation) and machine-readable text of graphic files subject to display or print-out.

1.10	Enhancement shall mean changes to the Licensed Software Products or Remote Services that provide additional features and/or improvements to expand the capabilities of the Licensed Software Products or Remote Services in existing functional areas. Enhancements are made available to WORLDTRAVEL as Upgrade Releases.

1.11	Global Distribution System or GDS shall mean a computer system or network used to check and make reservations of a travel related nature. The four GDSs operating in the U.S. and the Americas as of the Effective Date are Galileo, Amadeus, Sabre, and Worldspan.

1.12	Leisure shall mean that component of WORLDTRAVEL’s business that supplies travel services to non-corporate customers and is identified by customer numbers reserved for non-corporate transactions.

1.13	Licensed Software Products shall mean a logical grouping of TRX software that is sold by a specific product name. Licensed Software Products shall include that Software listed in Exhibit B.

1.14	Market Rates shall mean the TRX rates, as established in Exhibit A, and as adjusted from time to time per mutual agreement, which WORLDTRAVEL will pay for Development Services.

1.15	Marks shall mean all the TRX proprietary trademarks, service marks, trade names, logos and symbols used to identify its products and services.

1.16	Non-WORLDTRAVEL Customers shall mean entities and individuals who use TRX products and/or service bureau offerings, other than WORLDTRAVEL or its Customers.

1.17	Performance Data shall mean the data that relates to TRX’s compliance with the Performance Standards and that is compiled by TRX in the course of providing the Service Bureau Services to WORLDTRAVEL.

1.18	Qualified Transactions shall mean all WORLDTRAVEL ticketed corporate air reservations reported from WORLDTRAVEL BTI back office accounting systems. * .

* CONFIDENTIAL TREATMENT REQUESTED

1.19	Service Bureau shall mean the computer facility located at TRX’s Dallas facility, or other facilities from time to time designated by TRX, from which TRX will provide Service Bureau Services to WORLDTRAVEL.

1.20	Software - Collectively, all of the software programs created by TRX from time to time, which are identified on Exhibit B, and all Software Releases for such programs. The list in Exhibit B may be amended from time to time to include new TRX products and remove products that TRX no longer supports.

1.21	Software Release shall mean a specific release of the Software implemented at TRX’s discretion on the servers that reside at TRX’s Data Center, TRX’s Service Bureau or in the case of Licensed Software Products are physically supplied to WORLDTRAVEL. Normally Licensed Software Products are supplied to users on magnetic media, but such products may be transmitted to WORLDTRAVEL electronically or in any other form whether currently known or unknown, at TRX’s discretion. There are several kinds of Software Releases, as listed below:

1.21.1	Initial Software Release - The initial Software made available from TRX.

1.21.2	Upgrade Release (Upgrade) - Enhancements to the Software made available after the Initial Software Release.

1.21.3	Corrective Release (Fix) - Changes to the Software made available to correct a bug that impairs the normal operation of the Software. May be included as part of an Upgrade Release. WORLDTRAVEL shall pay no fees for a Corrective Release.

1.21.4	Module Release - Added functionality that addresses areas that were not covered in the Initial Software Release or so significantly expands a function as to be considered a new function, which may be made available to WORLDTRAVEL through TRX’s Data Center, used by TRX for performing the Service Bureau Services at TRX’s Service Bureau or licensed to WORLDTRAVEL after the Initial Software Release, * .

1.22

Trade Secrets shall mean any information of either party, including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are

* CONFIDENTIAL TREATMENT REQUESTED

reasonable under the circumstances to maintain its secrecy. Trade Secrets shall include Design Specifications, Custom Application Software, and Custom Modifications.

1.23	WORLDTRAVEL Custom Software shall mean all Custom Application Software, including source code, for which * .

2.	Scope Of Remote Services

2.1	Service Bureau Services.

2.1.1	The Software associated with the Service Bureau Services listed on Exhibit B will run and reside at the TRX Service Bureau offices located at 7557 Rambler Road, Dallas, TX 75231, or such other facilities as specified by TRX. The Service Bureau Services will be provided by TRX according to WORLDTRAVEL’s specific needs and requests (to be mutually determined and outlined by the parties). TRX will compile the Performance Data and forward it to a person designated by WORLDTRAVEL on a mutually agreed upon basis.

2.1.2	The Service Bureau will process transactions from WORLDTRAVEL’s company-owned locations in North and South America only. Transactions from other locations will be covered under a separate agreement. The parties acknowledge that WORLDTRAVEL has the right to resell the Service Bureau Services to its Customers in North and South America. Such right shall not be affected by this Agreement. * .

2.2	Application Services.

2.2.1

The Software listed under Application Services on Exhibit B (“ASP Software”) shall run and reside at the TRX Data Center or other facilities as specified by TRX. WORLDTRAVEL is granted a non-assignable, nontransferable and non-exclusive, limited license to access the ASP Software through TRX’s Data Center and, in doing so, use the ASP Software solely for WORLDTRAVEL’s internal business purposes. TRX shall have no responsibility to run the Software on WORLDTRAVEL’s behalf, provide data or results received as a result of running the

* CONFIDENTIAL TREATMENT REQUESTED

ASP Software or provide hardware or software of any kind to enable WORLDTRAVEL to utilize the ASP Software.

2.2.2	The ASP Software will process transactions from WORLDTRAVEL’s company-owned locations in North and South America only. Transactions from other locations will be covered under a separate agreement. The parties acknowledge that WORLDTRAVEL has the right to resell the Application Services to its Customers in North and South America. Such right shall not be affected by this Agreement. * .

2.3	The Remote Services shall incorporate the necessary functionality for use with the applicable GDS(s). From time to time, WORLDTRAVEL may request specific modifications to the Remote Services. The development of any and all Custom Modifications for incorporation into the Remote Services shall be considered Development Services and shall be covered under the terms of this Agreement and any applicable Delivery Order that shall govern such Development Services.

2.4	Both parties agree to periodically discuss and review WORLDTRAVEL’s competitive environment, including a review of WORLDTRAVEL’s competitors’ technology, cost or pricing structure and service offerings, to the extent such information is known (and with respect to TRX, to the extent that disclosure of such information is not restricted by a third party). If the parties determine that there is significant financial impact from new or improved technology: (1) which would reduce costs or improve service; (2) which would make competitors’ costs for services at or below WORLDTRAVEL’s cost for comparable services; or (3) which would make competitors’ service offerings superior to those of WORLDTRAVEL, then, the parties shall jointly determine, in good faith, if a change in technology, cost or Services hereunder should be made.

2.5	TRX shall have the right to annually audit WORLDTRAVEL’s back office statements for reporting discrepancies. Any such audit shall be conducted within normal business hours and TRX shall give reasonable notice to WORLDTRAVEL.

2.6

TRX and WORLDTRAVEL agree that any access to the GDS(s) by TRX that is required to process WORLDTRAVEL transactions will be accomplished under contracts held by WORLDTRAVEL, unless mutually agreed by the parties. TRX agrees that the only access to the GDS(s) via

* CONFIDENTIAL TREATMENT REQUESTED

WORLDTRAVEL’s contracts will be for the purposes of processing WORLDTRAVEL Qualified Transactions and for the purposes of limited WORLDTRAVEL Custom Software testing. TRX further agrees not to access the GDS(s) via WORLDTRAVEL’s contracts for any non-WORLDTRAVEL related purposes, nor for any purposes related to research and development unless agreed to by WORLDTRAVEL. WORLDTRAVEL warrants that it has the authorization to grant the privileges to the GDS specified hereunder to TRX.

3.	Scope of Use of Licensed Software Products

3.1	Subject to the terms and conditions of this Agreement, TRX hereby grants to WORLDTRAVEL a limited, nonexclusive, non-transferable license to use and display the Licensed Software Products listed on Exhibit B, only in company-owned locations in North and South America and only for WORLDTRAVEL’s internal business purposes for processing transactions from company-owned locations in North and South America. * .

3.2	An Upgrade Release, if provided by TRX and installed by WORLDTRAVEL, replaces part or all of the Licensed Software Products.

3.3	TRX shall provide WORLDTRAVEL with Support Services for the Licensed Software Products. Such services shall be provided through TRX under the terms and conditions in Section 4 and Exhibit C of this Agreement.

3.4	The Licensed Software Products originated within the United States and may be subject to certain export restrictions. WORLDTRAVEL will not cause or allow any Licensed Software Product to be exported or re-exported, directly or indirectly, to any country, except in compliance with all applicable laws, including United States Export Administration Regulations.

* CONFIDENTIAL TREATMENT REQUESTED

4.	Scope of Support Services.

4.1	Services Provided: During the term of this Agreement, TRX will provide certain maintenance and support services to WORLDTRAVEL, as described in Exhibits C and H, including the following:

4.1.1	CUSTOMER RELATIONSHIP MANAGEMENT (“CRM”) SUPPORT: TRX will provide reasonable consultation and support via the Internet through a TRX-selected CRM system in response to inquiries from WORLDTRAVEL regarding the use of the Licensed Software Products and Remote Services (together the “Products”), including both technical and user issues, as well as the best utilization of the Products to meet WORLDTRAVEL’s needs. CRM support is not a substitute for WORLDTRAVEL to review the related user and technical documentation.

4.1.2	TELEPHONE SUPPORT: TRX will provide reasonable consultation and support for emergency operational issues by telephone. Telephone support by TRX is not a substitute for reviewing the related user and technical documentation. TRX reserves the right to limit WORLDTRAVEL’s access to telephone support in the event the personnel requesting such support are not sufficiently knowledgeable and experienced.

4.1.3	OTHER COMMUNICATION COSTS: TRX will bear a reasonable degree of communications costs in connection with its obligations hereunder.

4.1.4	SOFTWARE RELEASES: During the term of this Agreement, TRX will make available to WORLDTRAVEL, * , such Upgrade Releases, Corrective Releases, and Enhancements made to the Software which are generally made available to other Non-WORLDTRAVEL Customers of the Software, if any, together with the relevant documentation. TRX reserves the right to charge an additional fee for any Custom Modifications or Module Releases and any new products offered by TRX that are not covered by this Agreement. In the case of Licensed Software Products, WORLDTRAVEL shall pay for the cost of the media and shipping required to deliver the Software Releases to the installed site. All Software and Software Releases made available to WORLDTRAVEL via this Agreement shall be subject to the terms and restrictions set forth in this Agreement.

4.1.5	ERROR CORRECTION: In the event WORLDTRAVEL encounters an error, bug or malfunction in the Software, WORLDTRAVEL shall promptly provide written notice to TRX, describing the problem and indicating the severity of same. TRX shall verify the cause of the problem, and if it is not the result of any Excluded Cause listed herein, TRX’s sole obligation shall be to use its best efforts to correct the reported problem. TRX MAKES NO REPRESENTATION OR WARRANTY THAT ALL BUGS, ERRORS OR MALFUNCTIONS CAN BE CORRECTED, NOR THAT THE SOFTWARE WILL OPERATE ERROR FREE.

* CONFIDENTIAL TREATMENT REQUESTED

4.1.6	CLIENT SERVICES: TRX will provide WORLDTRAVEL the following client services representatives during the term of the Agreement, unless otherwise agreed to by the parties:

•	Client Partner

•	Operations Director

•	Client Sales Support Director

4.2	On-Site Support: If, at WORLDTRAVEL’s request, the provision of maintenance and/or support requires a visit to WORLDTRAVEL’s facilities, WORLDTRAVEL shall bear all of TRX’s out-of-pocket expenses for travel, lodging, meals, etc., unless the on-site visit is required to resolve an issue resulting from TRX’s failure to meet its obligations under this Agreement or resulting from a bug in the Software, in which cases TRX will bear its own expenses. On-site support is limited to WORLDTRAVEL facilities identified on Exhibit C, and TRX shall not be obligated to provide support at any other locations.

4.3	Additional Support Hours: Support Services provided outside the hours specified in Exhibit C and Exhibit H, are not covered under this Agreement and, if such services are requested by WORLDTRAVEL and made available by TRX, they will be provided at an additional cost to WORLDTRAVEL, at the rates set forth on Exhibit A.

4.4	Other Services: TRX may provide other training and consultation services upon request of WORLDTRAVEL. Any such services shall be performed under a separate written agreement containing mutually acceptable terms.

4.5	Exclusions related to Licensed Software Products:

4.5.1	Current Releases: TRX’s obligation to provide Support Services extends only to the then-current Software Release and the immediately preceding Software Release for the Licensed Software Products.

4.5.2	Hardware: This Agreement does not cover the maintenance and/or service of accessories, attachments, machines, or other devices, or any computer hardware used by WORLDTRAVEL. Problems due to (i) computers, hardware parts, replacements, additions, accessories and attachments, used to operate the Licensed Software Products or operation of the Licensed Software Products under adverse environmental or electrical conditions; (ii) attempts by persons other than TRX employees or representatives to repair, maintain or modify the Licensed Software Products; or (iii) any other cause not under the control of TRX; are excluded from TRX’s obligations and responsibilities under this Agreement.

4.5.3	Causes of Damage: Causes of damage to the Licensed Software Products excluded from TRX’s obligations and responsibilities under this Agreement include, but are not limited to, the following (“Excluded Causes”):

i.	Any physical damage to the Licensed Software Products, including, without limitation, components dropped and liquids spilled on media.

ii.	Damage due to any changes or alterations made to the Licensed Software Products by anyone other than employees or representatives of TRX, unless such changes were authorized in writing by TRX.

iii.	Damage due to excessive voltage surges or operation of the Licensed Software Products at excessive voltage levels.

iv.	Damage to the Licensed Software Products due to lightning strikes.

4.6	If the Licensed Software Products are damaged by any Excluded Cause under this Agreement, or failure to comply with any of the terms and conditions of this Agreement, TRX may, but will have no obligation to, perform Support Services at its then-current support rate.

4.7	TRX will provide, * , training for WORLDTRAVEL sales and training representatives as part of the TRX Certification Program. Any expenses associated with travel, lodging and meals for WORLDTRAVEL personnel to attend this training will be borne by WORLDTRAVEL.

4.8	TRX shall support procedures, to be mutually agreed upon as outlined in Section 7.5, to allow WORLDTRAVEL access to any of WORLDTRAVEL’s Confidential information compiled under this Agreement.

5.	Responsibilities of WORLDTRAVEL

5.1	General: Throughout the initial and any renewal term(s) of this Agreement, and as a condition precedent of TRX’s obligation to provide Services under this Agreement, WORLDTRAVEL agrees that it will:

5.1.1	Provide all information reasonably requested by TRX to assist in identifying and solving reported errors.

5.1.2	Follow, in all material respects, all of TRX’s installation, operation and maintenance instructions, including, if applicable, the installation of all Software Releases.

* CONFIDENTIAL TREATMENT REQUESTED

5.1.3	For Licensed Software Products, provide TRX personnel access as required (including remote access via modem) to the Licensed Software Products and all related equipment and components during reasonable business hours and provide adequate communications facilities to enable TRX to perform Support Services hereunder.

5.1.4	For Licensed Software Products, designate three (3) WORLDTRAVEL Representatives (the initial WORLDTRAVEL Representatives being named are listed on Exhibit C) who will be the contact persons through which all support and/or problem communications will be made. WORLDTRAVEL may, from time to time, change one or both of the designated Representatives, which change shall be effective only upon TRX’s receipt of written notice thereof. At no time shall there be more than three WORLDTRAVEL Representatives. WORLDTRAVEL shall ensure that any appointed WORLDTRAVEL Representative is knowledgeable in the operation and use of the TRX Licensed Software Product(s), operating system(s), and hardware installed at the WORLDTRAVEL site.

5.1.5	Notify TRX of any known safety or health hazards that may exist at WORLDTRAVEL’s facilities and of any safety procedures to be followed there.

5.1.6	Prior to the commencement of any Services by TRX hereunder, including the installation of any Software Release, Enhancement or modification to the Application Services, WORLDTRAVEL will perform a complete backup of all programs and data stored on each computer on which the Licensed Software Product is installed. The backup copies of such programs and data shall be stored on external media.

5.2	Training Certification – WORLDTRAVEL will ensure all sales and/or training representatives participate in TRX’s Certification Program. Details of the TRX Certification Program will be mutually agreed to by the parties.

6.	Scope of Development Services

6.1	Services - The parties acknowledge and agree that WORLDTRAVEL may from time to time desire the development of Custom Application Software. The terms and conditions of this Agreement, as applicable,

shall apply to each assignment proposed by WORLDTRAVEL, which may be accepted by TRX. Each assignment will generally be in the form of a Delivery Order, in a form substantially similar to that of Exhibit D, which will describe the work to be performed, the period within which the work is to be completed and the amount or method of payment therefore. TRX agrees to provide to WORLDTRAVEL the Development Services described herein, or in any Delivery Order referencing this Agreement, in accordance with the terms and conditions of this Agreement and in accordance with the Development Procedures as outlined in Exhibit E. In the event of any conflict between any Delivery Order and this Agreement, the terms of this Agreement shall control. TRX must provide WorldTravel an answer regarding its intentions to bid to provide such Development Services within three (3) business days of its receipt of the request for proposal. In the event that TRX opts not to bid, or is not awarded the contract to provide Development Services, TRX shall give WORLDTRAVEL access to relevant interface definitions (which shall under no circumstances include any code) as reasonably necessary for WORLDTRAVEL to have such development performed by a third party, subject to WORLDTRAVEL’s and any third party contractor’s agreement to appropriate confidentiality provisions for such definitions and WORLDTRAVEL reimbursing TRX on a time and materials basis for any expenses incurred by TRX in providing such definitions.

7.	TRX’s Proprietary Rights: WORLDTRAVEL Rights and Restrictions

7.1	WORLDTRAVEL acknowledges that the Licensed Software Products, Custom Modifications, Remote Services and related Documentation embody valuable confidential and proprietary information of TRX, the development of which required the expenditure of considerable time and money by TRX, and are protected as Trade Secrets and by United States copyright law and international treaty. WORLDTRAVEL shall treat such information so received in confidence and shall not use, copy, disclose, nor permit any of its personnel (excepting those employees with a “need to know” or who have signed appropriate confidentiality agreements) to use, copy, or disclose the same, or the existence of same, for any purpose that is not specifically authorized under this Agreement.

7.2	As it pertains to the Remote Services, WORLDTRAVEL acquires only the non-exclusive right as described above to receive such Services, and does not acquire any license thereto or any rights of ownership in the underlying Software, including any Custom Modifications used to deliver such Services.

7.3	WORLDTRAVEL may from time to time provide documented concepts to TRX for (i) possible development or (ii) improvement to existing products and services. All such concepts (and all intellectual property rights associated therewith) that are provided to TRX in a Delivery Order, whether a CRM request or otherwise, shall be and remain the exclusive property of WORLDTRAVEL, and TRX shall acquire no rights of any nature in or to such concepts, unless otherwise agreed by both parties in the applicable Delivery Order. TRX shall treat all such submissions as confidential and shall not use, disclose, sell or otherwise dispose of the concepts without the express written permission of WORLDTRAVEL. Any work or Development Services to be provided by TRX shall be evidenced by a separate written agreement between the parties or by an applicable Delivery Order.

7.4	WORLDTRAVEL is specifically prohibited from reselling or sublicensing the Remote Services or the Licensed Software Products or establishing its own service bureau without the prior written consent of TRX, except as set forth in Sections 2 and 3 of this Agreement or in a separate agreement between the parties’ subsidiaries, Travel Technologies Group LLC, and WorldTravel Partners Affiliates, Inc. In the event such written permission is given by TRX, an appropriate royalty or sales commission shall be negotiated between the parties. TRX, or its licensor, at all times retains all right, title and interest in the Remote Services and Licensed Software Products, Documentation, and any derivatives thereof, unless such Remote Services or Licensed Software Products were developed as WORLDTRAVEL Custom Software and the parties have mutually agreed otherwise.

7.5	TRX acknowledges that all data processed and compiled under this Agreement is Confidential Information of WORLDTRAVEL, and TRX shall treat such information so received in confidence and shall not use, copy disclose, nor permit any of its personnel (excepting those employees with a “need to know”) to use, copy, or disclose the same, or the existence of same, for any purpose that is not specifically authorized under this Agreement. Further, WORLDTRAVEL shall have the right to access all such data and information at any time, provided, however, such access shall not unreasonably disrupt TRX’s systems’ operations. The parties will mutually agree on specific terms for WORLDTRAVEL’s access to this data through a Delivery Order. TRX’s initial proposal to provide this access to WORLDTRAVEL is attached as Exhibit K. WORLDTRAVEL may, at its sole discretion, elect to move forward with one of the three options outlined in Exhibit K at a cost to WORLDTRAVEL not to exceed the amounts in Exhibit K. TRX and WORLDTRAVEL will review this proposal and TRX agrees to make its best efforts to streamline the processing and costs associated with the work outlined in Exhibit K.

7.6

Unless otherwise agreed to in writing by TRX, WORLDTRAVEL agrees not to remove, alter or conceal any proprietary notices, including copyright notices, or product identification information from the monthly data information reports provided to WORLDTRAVEL by TRX, and agrees to reproduce any and all such notices on any copies of such materials.

7.7	WORLDTRAVEL shall not cause or permit the reverse engineering, disassembly or decompilation of the Licensed Software Products, except to the extent expressly authorized by applicable law, under penalty of termination but not exclusive of any other remedies. If WORLDTRAVEL wishes to develop an interface to the WORLDTRAVEL data contained in TRX’s Service Bureau, it shall first inform TRX in writing and TRX, shall provide WORLDTRAVEL with information sufficient to enable interoperability between the Service Bureau and such other software or products. WORLDTRAVEL will reimburse TRX for any reasonable out-of-pocket expenses associated with TRX’s provision of such information.

7.8	WORLDTRAVEL may make a reasonable number of copies of the Licensed Software Products for installation, back up or other purposes as described in the documentation. WORLDTRAVEL shall not copy, or permit others to copy the Licensed Software Products or any Software Release for any other purpose. WORLDTRAVEL shall not modify the Licensed Software Products.

7.9	WORLDTRAVEL recognizes and acknowledges that any unauthorized use or disclosure of the Licensed Software Products or Remote Services by WORLDTRAVEL may cause TRX irreparable damage for which other remedies may be inadequate, and WORLDTRAVEL hereby acknowledges that TRX may petition a court of competent jurisdiction for injunctive or other equitable relief seeking to restrain such use or disclosure.

7.10	WORLDTRAVEL has selected the Services provided hereunder and, except as otherwise explicitly provided in this Agreement, TRX disclaims all liability for any data provided, stored or transmitted by WORLDTRAVEL hereunder.

8.	Pricing and Payment

8.1	The fees for the Services provided pursuant to this Agreement are set forth below. All payments will be made in U.S. Dollars, less any penalties, as determined in accordance with Section8.11, regardless of whether WORLDTRAVEL collects any fees from its Customers. TRX has the right to suspend any or all of the Services and terminate use of the Licensed Software Products for non-payment upon thirty (30) days written notice.

8.2	The transaction fees and * provided pursuant to this Agreement are set forth on Exhibit I. _During the initial * of this Agreement, WORLDTRAVEL will pay TRX * as shown in Exhibit I. If WORLDTRAVEL determines that the number of Qualified Transactions paid for any month was incorrect and needs to be adjusted to reflect a credit or additional debit based on additional analysis, then WORLDTRAVEL will adjust the following * payment based on the true-up amount from the * . WORLDTRAVEL will provide TRX monthly accounting reports that provide sufficient detail for TRX to confirm the accuracy of WORLDTRAVEL’s transaction counts.

8.3	Beginning in * of this Agreement, or immediately upon a change in control or ownership of WORLDTRAVEL, * are due one month in advance, on or before the first of such * . Transaction fees in excess of the * shall be billed in * in which such fees were incurred.

8.4	* of WORLDTRAVEL’s budgeted transactions and shall be adjusted semi-annually based on changes in WORLDTRAVEL’s transaction levels. WORLDTRAVEL’s initial budgeted transactions and the * is listed in Exhibit I. It is WORLDTRAVEL’s intent to send all Qualified Transactions through TRX’s Service Bureau. Additionally, * of budgeted transactions if a catastrophic event occurs that severely impacts travel transactions across the travel industry. The parties will mutually agree to the point in time when the * will return to the initial level depending on the extent of the catastrophic event.

8.5	If during any particular month WORLDTRAVEL has refunds in excess of * of their total number of Qualified Transactions then WORLDTRAVEL shall pay TRX the applicable transaction fee times all refund transactions in excess of the * level.

8.6

If WORLDTRAVEL acquires a current TRX client (“Acquired Client”), WORLDTRAVEL will be given a     *     from the close date of the acquisition. During the     *    , WORLDTRAVEL will not include transactions from the Acquired Client in its calculation of Qualified Transactions and TRX will bill WORLDTRAVEL for the Acquired Client’s transactions using the terms

* CONFIDENTIAL TREATMENT REQUESTED

set forth in the original TRX contract with the Acquired Client. At the end of the     *    , the Acquired Client’s transactions will be included as Qualified Transactions and TRX will no longer bill for these transactions separately.

8.7	The fees for the Services do not include any charge for taxes and WORLDTRAVEL is solely responsible for paying any and all federal, state and local taxes (including any and all sales or use taxes or export/import taxes and customs duties) attributable to the Services rendered by TRX or any authorized distributor in connection with this Agreement, excluding only taxes based upon the net income of TRX. To the extent WORLDTRAVEL is obligated to pay any state or local taxes incurred as a result of the rendition of Services within the State of Texas, TRX will collect and remit such taxes on behalf of WORLDTRAVEL in such cases where TRX is legally obligated to collect and remit such taxes in Texas. In all other jurisdictions, WORLDTRAVEL will bear the sole responsibility to properly self-assess and remit to the proper taxing authorities any federal, state, or local taxes incurred as a result of the Services performed under this Agreement and/or any tax incurred as a result of any tangible personal property transferred or used by WORLDTRAVEL incident to such Services. Any reference in this Agreement, or any exhibit hereto, to the term taxes shall be construed to mean all federal, state and local taxes. Appropriate sales taxes for Licensed Software Products will be included in any invoice provided to WORLDTRAVEL. WORLDTRAVEL shall reimburse TRX for the actual amount of any taxes paid by TRX on behalf of WORLDTRAVEL in accordance with this Section 8.7 in the event that TRX pays any taxes on WORLDTRAVEL’s behalf and is not otherwise reimbursed for such taxes.

8.8	As part of this Agreement and as additional compensation for the Services provided, WORLDTRAVEL agrees to waive * charged by WORLDTRAVEL to TRX related to * of this Agreement.

8.9	TRX will not discontinue offering the Licensed Software Products or Remote Services provided hereunder without WORLDTRAVEL’s consent. If TRX discontinues any of the Licensed Software Products or Remote Services, then the cost per transaction specified on Exhibit F shall be adjusted to reflect a pro rata reduction. TRX will not charge any other * .

* CONFIDENTIAL TREATMENT REQUESTED

8.10	Installment Payments for Development As consideration for the development of the Design Specifications and the discharge of all of TRX’s obligations related to the Development Services, WORLDTRAVEL agrees to pay TRX a fee as follows (the “Development Fee”):

8.10.1	The Development Fee shall be based on the work specified in the Delivery Order, calculated at rates equal to or less than TRX’s Market Rates. An estimate of the actual Development Fee shall be set forth in the Delivery Order. The Development Fee shall not exceed the estimate in the Delivery Order by more than * , without written authorization from WORLDTRAVEL.

8.10.2	The Development Fee will be paid in installments in accordance with the payment schedule set forth in the Delivery Order, and each installment shall be payable upon completion of each milestone by TRX and acceptance by WORLDTRAVEL in accordance with Sections 2 and 3 of Exhibit E. Development Procedures. The Market Rates payable hereunder shall be effective for the first * of the Agreement and shall be renegotiated by the parties prior to the end of * of the Agreement.

8.10.3	Review of Fee. TRX will submit the charges to be invoiced for Development Services performed and the applicable time reports or documentation required hereunder to the WORLDTRAVEL project coordinator specified in the Delivery Order for review and approval prior to actual invoicing. The charges and/or expenses invoiced in accordance with this Section 8, except for any amounts disputed by WORLDTRAVEL, are * . Any disputed charges shall not affect payment of non-disputed charges in accordance with the terms of this Agreement.

8.11	Penalties and Incentives. Should TRX fail to meet any of its obligations in delivery of Services and such failure causes harm to WORLDTRAVEL and/or its Customers, WORLDTRAVEL shall have the right to assess penalties and deduct the same from any invoices due and owing to TRX under the following circumstances only:

8.11.1

Unauthorized hits. TRX’s use of WORLDTRAVEL’s GDS access on behalf of Non-WORLDTRAVEL Customers is considered creating unauthorized hits and will result in a penalty equal to     *     times the total number of unauthorized hits. The use of WORLDTRAVEL’s GDS access for the purpose of testing on behalf of WORLDTRAVEL and/or WORLDTRAVEL Customers

* CONFIDENTIAL TREATMENT REQUESTED

will not be considered creating unauthorized hits; however, TRX shall be required to receive approval from WORLDTRAVEL prior to initiating such testing. WORLDTRAVEL and TRX will agree on mutually acceptable procedures to grant such approval. TRX will, upon request from WORLDTRAVEL, produce a report identifying all GDS hits by WORLDTRAVEL location.

8.11.2	Excessive GDS enter hits, incurred under WORLDTRAVEL’s GDS contracts, as a result of program loops, bugs or other faults in the Software. The amount of the penalty shall be calculated at the rate of * per hit, for any hits occurring during regular business days one hour after initiation of the loop, bug or other fault, (or as mutually agreed by the parties) for any single Qualified Transaction.

8.11.3	Unavailability of the Services to WORLDTRAVEL and/or its Customers for a period exceeding * , due to TRX’s failure to meet its obligations under this Agreement and under the Service Level Agreement, attached as Exhibit H. The amount of the penalty shall be calculated on a per day basis, using the most recent invoice and dividing the total amount due for the particular service that was unavailable by the number of days covered under the invoice. TRX will be penalized * .

8.11.4	TRX will pay a penalty to WORLDTRAVEL in the event that TRX fails to meet certain Performance Standards, established in accordance with Section 16.4 and Exhibit H, for the specific areas described in the following table. In the event that TRX fails to meet the thresholds established in Exhibit H, and shown below, as measured over a thirty (30) day period, TRX shall pay to WORLDTRAVEL a penalty equal to * of the total transaction fees charged to WORLDTRAVEL during that thirty (30) day period.

Performance Standard	Penalty Threshold
SI System Performance Issues Resolution	*

S2 System Performance Issues Resolution	*

Service Bureau and Data Center System Uptime	*

Service Bureau Transaction Processing	*

* CONFIDENTIAL TREATMENT REQUESTED

8.11.5	WORLDTRAVEL is obligated to make a monetary payment to one of its customers that is directly attributable to either the unavailability of the Services as described in 8.11.3 or to TRX’s failure to meet a Performance Standard as described in 8.11.4. In these situations, TRX and WORLDTRAVEL will exercise their best efforts to mutually determine the appropriate penalty, if any, in addition to those stated in 8.11.3 and 8.11.4.

8.11.6	The parties are aware of the possibility of amending this Agreement to add additional penalties or incentives to address new issues that could arise during the term of this Agreement. The parties agree to negotiate in good faith to reach mutually agreeable terms as to the specifics of such penalties or incentives.

8.12	Development Penalties. WORLDTRAVEL and TRX will mutually determine the development penalties for each individual Delivery Order. Should TRX fail to meet any of its obligations as stated in the applicable Delivery Order, WORLDTRAVEL shall have the right to deduct the penalty amount from any invoices due and owing to TRX under the respective Delivery Order.

8.13	Development Incentives. WORLDTRAVEL and TRX will mutually determine development incentives for each individual Delivery Order. Should TRX meet any of its development incentive criteria as stated in the applicable Delivery Order, TRX shall have the right to add the amount of development incentive to the invoices due and owing to TRX under the respective Delivery Order and WORLDTRAVEL will pay the same.

8.14	Records. TRX shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate TRX’s charges hereunder. TRX shall retain such records for a period of three (3) years from the date of final payment by WORLDTRAVEL hereunder.

8.15	Audit Rights. WORLDTRAVEL shall have the right to audit (or have audited) the books and records of TRX relating to the amounts invoiced to WORLDTRAVEL hereunder for the purpose of verifying the amounts due and payable hereunder upon at least five (5) business days notice to TRX. The cost of such an audit shall be borne by WORLDTRAVEL, however, TRX will bear the cost of the audit if the audit reveals any overpayment which, in the aggregate, is greater than * of the amount which was actually due for the period being audited.

* CONFIDENTIAL TREATMENT REQUESTED

8.16	The Corporate Fulfillment Services (CFS) division of WORLDTRAVEL shall be entitled to all Services and Licensed Software Products, as applicable for all WORLDTRAVEL customers, under the terms and conditions of this Agreement. Additional services provided to CFS by TRX are outlined in Exhibit J.

9.	WARRANTIES AND REPRESENTATIONS

TRX hereby warrants and represents to WORLDTRAVEL the following:

9.1	The work to be performed hereunder shall be of professional quality and will conform to generally accepted standards for the industry. Any services performed by TRX that are determined by WORLDTRAVEL to be of less than professional quality or which contain errors or defects shall be corrected by TRX without charge, subject to Section 4.1.5 of this Agreement.

9.2	The Design Specifications and Custom Application Software will contain only (i) original material created by TRX or (ii) material which has been properly licensed from third parties and has been used by TRX in accordance with the licenses for such materials.

9.3	Neither the Design Specifications nor Custom Application Software has been or will be assigned, transferred or otherwise encumbered.

9.4	The WORLDTRAVEL Custom Software shall function in substantial conformity with any Design Specifications contained within the applicable Delivery Order for a period of one (1) year after WORLDTRAVEL‘s acceptance of such Software. During such warranty period, TRX shall correct any defects identified by TRX or by WORLDTRAVEL at no cost.

9.5	EXCEPT AS EXPLICITLY SET FORTH IN THIS AGREEMENT, NO OTHER WARRANTY, EXPRESS OR IMPLIED, IS MADE WITH RESPECT TO THE CUSTOM APPLICATION SOFTWARE, LICENSED SOFTWARE PRODUCTS OTHER SOFTWARE OR SERVICES TO BE SUPPLIED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, SYSTEM INTEGRATION, OR DATA ACCURACY, WHICH ARE SPECIFICALLY DISCLAIMED.

10.	Limitations of Liability

10.1	NEITHER WORLDTRAVEL, TRX NOR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, WILL BE LIABLE TO THE OTHER FOR ANY CLAIMS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF

THE LICENSED SOFTWARE PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT OR A BREACH OF THE AGREEMENT, WHETHER SUCH DAMAGES OR CLAIMS ARE BASED ON BREACH OF WARRANTY OR CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

10.2	EXCEPT FOR TRX’S LIABILITIES ARISING UNDER SECTION 13 OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTIES’ LIABILITY FOR ANY DAMAGES OR INJURIES TO THE OTHER PARTY HEREUNDER EXCEED THE TOTAL SERVICE, LICENSE AND DEVELOPMENT FEES PAID BY WORLDTRAVEL FOR THE SERVICES, LICENSES AND DEVELOPMENT PROVIDED HEREUNDER, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE.

11.	General Indemnity by TRX.

TRX shall indemnify, defend and hold WORLDTRAVEL and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from WORLDTRAVEL or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of TRX’s negligent performance of this Agreement and/or any material breach of this Agreement by TRX, its officers, directors, agents, employees and subcontractors.

12.	General Indemnity by WORLDTRAVEL.

WORLDTRAVEL shall indemnify, defend and hold TRX and its officers, directors, agents and employees harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits, fines or judgments, including reasonable attorneys’ fees, and costs and expenses incidental thereto, which may be suffered by, accrued against, charged to or recoverable from TRX or any of its officers, directors, agents or employees, arising out of or resulting from claims of bodily injury, loss, claim or damage or physical destruction of property and any claims of third parties arising out of WORLDTRAVEL’s negligent performance of this Agreement and/or any material breach of this Agreement by WORLDTRAVEL, its officers, directors, agents, employees and subcontractors.

13.	Patent, Copyright or Trademark Infringement

13.1	Subject to the terms of this Section 13, TRX will defend WORLDTRAVEL against any claim that the Licensed Software Products furnished hereunder infringe any copyright or trademark of a third party, pay all amounts payable to third parties in connection with any settlement or compromise of such claim approved by TRX, and pay all damages finally awarded by a court (after any permitted appeals) to third parties relating to such claim, including court costs and reasonable attorneys fees awarded; provided WORLDTRAVEL: (i) notifies TRX in writing of any claim of infringement; (ii) permits TRX to exclusively defend, compromise, settle or appeal any such claim or judgment (at the expense of TRX); (iii) assists and cooperates with TRX, as reasonably requested by TRX, to enable TRX to defend, compromise, settle or appeal any such claim, suit, demand or judgment; and (iv) has complied with the terms of this Agreement. The provisions of this Section 13 shall not prohibit WORLDTRAVEL’s participation with TRX in the defense or appeal of any such claim or judgment should WORLDTRAVEL choose to participate, at its own expense (such expense not being indemnified by TRX) and with attorneys of its own choice, provided that TRX shall have sole control and authority with respect to any such defense, compromise, settlement, appeal or similar action.

13.2	TRX shall have no obligation to WORLDTRAVEL under this Section 13 if the actual or alleged infringement is based solely upon (i) any modification or alteration of the Licensed Software Products that was not supplied by TRX, or (ii) the use of the Licensed Software Products in combination with any other software or equipment, if such actual or alleged infringement would not have arisen absent such combination, unless such combination was recommended to WORLDTRAVEL by TRX.

13.3	Should WORLDTRAVEL’s right to continue to use the Licensed Software Products pursuant hereto be enjoined by a court because the Licensed Software Products is declared to infringe a valid patent, copyright or trademark, TRX at its option shall either: (i) procure for WORLDTRAVEL the right to continue to use the Licensed Software Products; (ii) modify the Licensed Software Products to render it non-infringing but substantially functionally equivalent to the Licensed Software Products prior to such modification; or (iii) replace the Licensed Software Products with non-infringing software that is substantially functionally equivalent to the Licensed Software Products. In the event that none of the options set forth in this Section 13.3 are reasonably possible or effective, TRX shall be entitled to terminate this Agreement and refund to WORLDTRAVEL a mutually agreeable pro-rata portion of the fee paid not to exceed the total fee paid, for the particular Licensed Software Products found to be infringing.

13.4	THIS SECTION 13 STATES TRX’S ENTIRE OBLIGATION REGARDING ANY ACTUAL OR ALLEGED INFRINGEMENT, VIOLATION OR MISAPPROPRIATION OF ANY THIRD PARTY’S PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS RELATING TO THE LICENSED SOFTWARE PRODUCTS, SERVICE BUREAU SERVICES AND APPLICATION SERVICES.

14.	Term and Termination

14.1	The term of this Agreement will begin on the Effective Date and will continue until the latter of (a) the fourth anniversary of the Effective Date, or (b) the date that this Agreement expires following the extension of its term (unless terminated sooner in accordance with this Agreement).

14.2	Extension and Renewal. Unless terminated earlier, if at least six months prior to the fourth anniversary of the Effective Date, the parties have not agreed to a written Amendment extending this Agreement, this Agreement shall, unless either party provides notice of its desire not to renew, automatically renew at the end of the fourth year of its initial four (4) year term for an additional one (1) year term on the same terms and conditions.

14.3	Either party may terminate this Agreement and the rights granted herein if the other party breaches any of the provisions of this Agreement and (i) fails to remedy such breach within forty-five (45) days after receiving written notice thereof, or (ii) provided the breach does not relate to a monetary obligation, fails to (a) commence a good faith action to remedy such breach within five (5) days after receiving written notice thereof, and (b) diligently pursue such action to conclusion.

14.4	In the event TRX fails to meet the Performance Standards, as specified in this Agreement, WORLDTRAVEL shall give TRX notice of such non-compliance and TRX shall take all reasonable actions to correct such non-compliance within forty-five (45) days, providing a corrective action plan to WORLDTRAVEL for approval within the first three (3) days. WORLDTRAVEL shall review and approve such corrective action plan or provide reasonable required changes to TRX within two (2) days from WORLDTRAVEL’s receipt of such plan. In the event that TRX does not meet the Performance Standards within the time period set forth in any corrective action plan, WORLDTRAVEL may terminate this Agreement for cause pursuant to the notice provisions provided in Section 19.7. Termination of this Agreement does not constitute either party’s exclusive remedy for breach or non-performance by the other party and each party is entitled to seek all other available remedies, both legal and equitable, including injunctive relief.

14.5	Should either party (1) make a general assignment for the benefit of creditors; (2) institute proceedings to be adjudicated a voluntary bankrupt; (3) consent to the filing of a petition of bankruptcy against it; (4) be adjudicated by a court of competent jurisdiction as being bankrupt or insolvent; (5) seek reorganization under any bankruptcy act; (6) consent to the filing of a petition seeking such reorganization; or (7) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party’s property or providing for the liquidation of such party’s property or business affairs; then, in any such event, the other party, at its option and without prior notice, may terminate this Agreement effective immediately.

14.6	Upon termination of this Agreement for any reason, TRX’s obligation to provide all Services hereunder will immediately cease, with the exception of specific Termination Assistance services, as set forth in Section14.8.

14.7	Should there be any material change, as determined by either party; (1) in any laws, ordinances, orders, rules or regulations governing the way the parties may operate; or (2) in travel industry conditions, including but not limited to, airfares or compensation to WORLDTRAVEL, by action of any industry vendor, governing body or client; or (3) in technology; which material change has the effect of materially increasing or decreasing the cost of doing business; then, either party shall have the right to provide written notice to the other party of such change and both parties agree to renegotiate in good faith the financial and/or service terms of this Agreement. If the parties are unsuccessful in renegotiating mutually satisfactory terms, either party shall have the right to terminate this Agreement without penalty at any time thereafter with thirty (30) days advance written notice.

14.8

WORLDTRAVEL and TRX Obligations Upon Termination. In the event of termination of this Agreement by either party, TRX will work together with WORLDTRAVEL or a designated third party to identify the information, materials and resources WORLDTRAVEL is entitled to receive and to develop an overall plan for transitioning such items to WORLDTRAVEL in accordance with the following provisions (collectively, “Termination Assistance”). The terms of this Agreement as they relate to Termination Assistance shall remain in effect until TRX has completed its Termination Assistance. TRX will provide the Termination Assistance described below for a period of no less then ninety (90) days and no more than six (6) months per WORLDTRAVEL’s written request, except as provided in this Section. TRX’s obligation to provide Termination Assistance will be conditioned upon WORLDTRAVEL paying to TRX all outstanding invoices, (less penalties assessed to TRX and any disputed amounts), prior to the commencement of any Termination Assistance and will be conditioned upon WORLDTRAVEL continuing to pay when due any and all fees due hereunder during the Termination Assistance period. In the case of any pre-payment of fees by WORLDTRAVEL, the appropriate pro-rata amount shall be refunded by TRX to WORLDTRAVEL. Notwithstanding the termination or expiration of this Agreement, the terms and conditions of this Agreement will apply to all services provided by TRX during such period. If WORLDTRAVEL requests Termination Assistance beyond the available capacity of the TRX on-site staff, such request will be treated as a request for additional services and subsequent to WORLDTRAVEL’s pre-approval, WORLDTRAVEL will pay the agreed upon charge for such additional services. The provisions of this Section will survive the expiration or termination of this Agreement for any reason.

WORLDTRAVEL and TRX will jointly develop a plan (the “Transition Plan”) to effect the orderly transition and migration to WORLDTRAVEL or a designated third party from TRX of all Services then being performed or managed by TRX under this Agreement (the “Termination Transition”). The Transition Plan will set forth the tasks to be performed by WORLDTRAVEL and TRX, the time for completing such tasks and the criteria for declaring the transition “completed”. The parties and their employees and agents will cooperate in good faith to execute the plan and each party agrees to perform those tasks assigned to it in the Transition Plan. TRX will direct the execution of the Transition Plan, unless WORLDTRAVEL initiated termination of the Agreement for any reason, in which case WORLDTRAVEL will direct the execution of the Transition Plan. The Transition Plan will include the following tasks to be performed by TRX and such other tasks as may be agreed upon by WORLDTRAVEL and TRX:

i.	Providing WORLDTRAVEL access to necessary data files and programs, certain non-proprietary operational procedures and data and documentation in TRX’s possession related to the Services.

ii.	Returning all WORLDTRAVEL Confidential Information in TRX’s possession, except for one copy that TRX may retain, subject to its confidentiality obligations, for internal record keeping purposes and for compliance with applicable professional standards.

iii.	Returning all WORLDTRAVEL data and documentation. TRX will deliver to WORLDTRAVEL all WORLDTRAVEL data in a format suitable for application use by WORLDTRAVEL and will seek to minimize the amount of manual data entry or re-keying necessary in connection with the transfer of such data to WORLDTRAVEL.

iv.	Providing WORLDTRAVEL with all work products, including Design Specifications, Documentation, Custom Application Software and

source code, for any Delivery Orders for WORLDTRAVEL Custom Software.

v.	Refund to WORLDTRAVEL all fees that were pre-paid hereunder for Services that were to be provided by TRX on dates falling after the date of termination.

14.9	Obligation To Minimize Damages. Both parties shall have an obligation to take such steps as may be reasonably necessary to minimize damages to the parties on termination, including, but not limited to, minimizing all contractual obligations that but for the existence of this Agreement, neither party would have entered into.

14.10	The provisions of Sections 7, 10, 11, 12, 13, 14, 15, 17, 18 and 19 hereof survive the termination of this Agreement.

15.	Non-Solicitation and Confidentiality

15.1	Unless mutually agreed, during the term of this Agreement and, for any individual employee, for six months following resignation of such employee, neither party shall solicit any employees of the other party used by the original employing party in the performance of the Services or additional Services, without the prior written consent of the original employer. The original employer shall be entitled, in addition to any other remedies it may have at law or in equity, to a payment from the hiring party in an amount equal to one year’s salary of any employee the hiring party solicits in violation of this Section.

15.2	For purposes of this Section 15, “Owner” means the party disclosing Confidential Information and Trade Secrets (“Proprietary Information”), whether such party is TRX or WORLDTRAVEL and “Recipient” is the party receiving Proprietary Information, whether such party is TRX or WORLDTRAVEL.

15.3	TRX and WORLDTRAVEL acknowledge and agree that during the term of this Agreement each party will have access to and have disclosed to it Proprietary Information. WORLDTRAVEL acknowledges that the Software, Licensed Software Products object and source code and Remote Services are Trade Secrets of TRX and its licensors. Each party acknowledges that the loss of competitive advantage due to unauthorized disclosure or unauthorized use of Owner’s Proprietary Information will cause great injury and harm to the Owner.

15.4

Recipient covenants and agrees that it shall not, without the prior written consent of Owner, or as set forth herein, directly or indirectly, (i) disclose, divulge, distribute, publish, reproduce, decompile, reverse engineer, transmit or transfer to others Owner’s Proprietary Information, or any portions thereof, by any means or in any form, (ii) make use of the Proprietary Information other than as expressly permitted under this Agreement, or (iii) disclose, in whole or in part, any of Owner’s Proprietary Information to any individual, entity or other person, except to those of Recipient’s employees or representatives who (a) require access for Recipient’s authorized use of Owner’s Proprietary Information, and (b) agree to comply with the use and non-disclosure restrictions stated in this Agreement. If requested by Owner, Recipient shall cause its employees and representatives to execute appropriate confidentiality agreements. If an unauthorized use or disclosure occurs, Recipient will immediately notify Owner and assist Owner in recovering Owner’s Proprietary Information and prevent its subsequent unauthorized use or dissemination.

15.5	The restrictions set forth herein shall continue (i) with respect to the Trade Secrets for as long as such information continues to be a Trade Secret under applicable law, and (ii) with respect to Confidential Information, for a period of five (5) years from the date of expiration or termination of this Agreement.

15.6	Except as otherwise provided in this Agreement, upon the termination or expiration of this Agreement, both parties shall deliver to each other all memoranda, notes, records, tapes, documentation, disks, manuals, files or other documents, and all copies thereof, concerning or containing Confidential Information or Trade Secrets that are in either party’s possession. Further, each party shall certify to the other that upon the termination or expiration of this Agreement all Trade Secrets and Confidential Information belonging to the other party are purged from the receiving party’s computer memory.

15.7	During the term of this Agreement, unless requested by WORLDTRAVEL, TRX will not directly solicit or sell or license any Services or Products directly to WORLDTRAVEL’s Customers receiving travel management services without obtaining WORLDTRAVEL’s written authorization. In the event a customer of WORLDTRAVEL responds to an indirect solicitation for additional products or services, TRX will coordinate with WORLDTRAVEL for the provision of such additional products or services.

15.8	Each party agrees that it will promptly do all acts which may be reasonably necessary to enable the party owning intellectual property in accordance with this Section 15, at the owning party’s expense, to file and prosecute applications for copyrights, patents, and/or trademarks for the intellectual property owned by such party hereunder.

16.	Representation & Performance Review

16.1	Operational Representatives. TRX and WORLDTRAVEL will each designate an Operational Representative who will be the primary representative of either party in all matters of administering this Agreement. One of their functions, among other things, will be to review and analyze the performance of the parties based on the Performance Standards specified in this Agreement. The initial Operational Representatives are designated as: TRX Operational Representative: Shane Hammond and WOLRDTRAVEL Operational Representative: Pat Carey. Operational Representatives are defined by each party and may be changed or substituted at any time with a two-week notification to the other party. Each party shall have the right to exercise reasonable discretion to refuse an Operational Representative designated by the other party and request a replacement. The Operational Representatives shall set priorities for the allocation of TRX resources necessary to adequately perform under this Agreement. Once the Operational Representatives set a start date for any project or other matter to be undertaken under this Agreement, such start date cannot be changed by TRX, unless the scope of the project has been changed by mutual agreement of the parties. In setting such priorities and start dates the Operational Representatives shall take into consideration other business issues facing TRX and other commitments of TRX.

16.2	Management Representatives

Each party hereby appoints the following individual as its Management Representative for purposes of this Agreement:

TRX: Scott Hancock

WORLDTRAVEL: Dee Runyan

The Management Representatives are named by each party and may be changed upon written notification to the other party.

16.3	Report Contents. As defined in the Service Level Agreement attached as Exhibit H to this Agreement, TRX will prepare (i) a listing of key service activities, and (ii) definitions of measurements of qualitative and quantitative Performance Standards for each such key service activity, and will submit such listings and definitions to WORLDTRAVEL for approval within a reasonable timeframe not to exceed sixty (60) days after the Effective Date of this Agreement. Such service performance levels will be used to measure TRX’s performance of its responsibilities under this Agreement.

16.4

Performance Review. TRX will deliver to WORLDTRAVEL for each calendar quarter (within thirty (30) days of the end of such quarter), commencing with the calendar quarter beginning January 1, 2002, service performance reports (“Service Performance Reports”) that identify, for each approved key service activity, the Performance Standard for that activity. WORLDTRAVEL will review TRX’s performance during the previous calendar quarter (including but not limited to the information, contained in the Service Performance Reports), and will provide feedback to TRX regarding the performance of its responsibilities under this Agreement. TRX and WORLDTRAVEL will also periodically review the definitions and measurements used in the Service Performance Reports and revise them as necessary to reflect the most appropriate measures of TRX performance. The initial failure by TRX to meet any Performance Standard shall not be considered a breach of this Agreement, until the provisions of Section 14.4 have been satisfied. WORLDTRAVEL shall have the right to assess penalties in accordance with Section 8.11 in the event of TRX’s failure to meet any Performance Standard for a period of thirty (30) consecutive days.

17.	Source Code and Ability of WORLDTRAVEL TO License Remote Services

17.1	TRX shall place a copy of the current source code for all the Software in escrow with a third party escrow agent acceptable to both parties.

17.2	WORLDTRAVEL shall be entitled to a copy of and shall have a non exclusive license and right to use the source code for the Software licensed hereunder, provided that TRX is compensated for the fair market value of the license, if: i) TRX becomes insolvent or a party to any bankruptcy or receivership proceedings or makes an assignment for the benefit of creditors; or ii) TRX is in material default of performance under this Agreement or of any software support agreement then in effect between the parties relating to the Software; or iii) TRX ceases to market or support the Software and such marketing/support is not continued by another corporation or entity, or is continued by another corporation or entity, which WORLDTRAVEL for reasonable cause deems unsatisfactory, provided that the right to license source code under this section (iii) shall only be applicable to the Software affected by this section and shall not be applicable to any Software that is still being marketed or supported by TRX at the time; (iv)TRX is acquired by * , or (v)TRX’s performance of Support Services and ability to meet its Performance Standards are causing TRX to be in breach of this Agreement and TRX has been unable to correct such deficiencies as required under this Agreement.

Notwithstanding anything to the contrary in this Section 17, WORLDTRAVEL’s rights to license the source code under this Section

* CONFIDENTIAL TREATMENT REQUESTED

17 shall be null and void in the event that WORLDTRAVEL is acquired by     *    .

18.	Dispute Resolution.

18.1	Initial Procedures. The parties shall make all reasonable efforts to resolve all disputes without resorting to litigation. If a dispute arises between the parties, the Operational Representatives will attempt to reach an amicable resolution. If either Operational Representative determines that an amicable resolution cannot be reached, such Operational Representative shall submit such dispute in writing to the Management Representatives, who shall use their best efforts to resolve the matter or to negotiate an appropriate modification or amendment to this Agreement, if necessary.

18.2	Escalation. Except as otherwise provided in Section 14; neither party shall be permitted to exercise any other remedies until the later of (i) the date that either Management Representative concludes in good faith that an amicable resolution of the dispute through continued negotiation is unlikely, or (ii) sixty (60) days following the date that both parties have notified a Management Representative pursuant to Section l8.1. If either party fails to designate a Management Representative at its own initiative, it shall do so within three business days of a request from the other party to do so.

18.3	Arbitration. If the parties are unable to reach a resolution of any matter within the negotiation procedures outlined herein, the unresolved disputes concerning this Agreement shall be submitted to arbitration before an arbitrator agreed upon by the parties, or, if the parties cannot agree upon an arbitrator within thirty (30) days, to an arbitrator appointed by the American Arbitration Association. The site of the arbitration shall be Atlanta, Georgia, and the arbitration shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator may award attorney’s fees and costs as part of his award. The award of the arbitrator shall be binding and may be entered as a judgment in any court of competent jurisdiction.

19.	General

19.1

This Agreement, including the Exhibits attached hereto, represents the entire understanding and agreement between the parties, and supersedes any and all previous discussions and communications. No employee or agent of TRX, nor any distributor for TRX, is authorized to make any additional representations or warranties related to the Services or the Licensed Software Products. Any subsequent amendments and/or additions hereto are effective only if in writing and signed by both parties.

* CONFIDENTIAL TREATMENT REQUESTED

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Subject to the foregoing limitation on assignment, this Agreement is binding upon and inures to the benefit of the successors and assigns of the respective parties hereto.

19.2	This Agreement is to be interpreted in accordance with the laws of the State of Georgia. Any legal action resulting from it is to be held within the jurisdiction of the applicable state and federal courts of Atlanta, Georgia.

19.3	Headings of paragraphs in this Agreement are inserted for convenience only, and are in no way intended to limit or define the scope and/or interpretation of this Agreement.

19.4	The failure of either party at any time to require performance by the other party of any provision hereof is not to affect in any way the full rights of such party to require such performance at any time thereafter, nor is the waiver by either party of a breach of any provision hereof to be taken or held to be a waiver of the provision itself or any future breach.

19.5	The parties hereto are independent contractors, and nothing in this Agreement is to be construed to create a partnership, joint venture, or agency relationship between TRX and WORLDTRAVEL.

19.6	If any part, term, or provision of this Agreement is held to be illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions are not to be affected thereby.

19.7	Any notice given pursuant to this Agreement is to be in writing and delivered personally or sent by certified mail, return receipt requested, or by air express, return receipt requested, to the individuals shown below, or to such other persons or addresses as the parties may designate in a notice conforming with the requirements of this Section. Any such notice, when delivered in the manner aforesaid, shall be deemed given on the earlier of the date of receipt or three (3) days following its delivery.

For WORLDTRAVEL:	Dee Runyan
Executive Vice President WorldTravel Partners I, LLC 1055 Lenox Park Boulevard, Suite 420 Atlanta, GA 30319

With a copy to:	Legal Department
WorldTravel Partners I, LLC
1055 Lenox Park Boulevard, Suite 420
Atlanta, GA 30319

For TRX:	Trip Davis
President & CEO TRX Technology Services, L.P. 6 W. Druid Hills Road Atlanta, GA 30329

19.8	The closing of this transaction is subject to approval by certain shareholders of TRX. Should the approval not be obtained by June 30, 2002, this Agreement shall be null and void with no liability for any party.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties hereto have made and entered into this Agreement as of the Effective Date.

TRX TECHNOLOGY SERVICES, L.P.		WORLDTRAVELS PARTNERS I, L.L.C.

Signed:	/s/ Trip Davis	Signed:	/s/ Dee Runyan
	Trip Davis		Dee Runyan
	President & CEO		Executive Vice President

EXHIBIT A

Market Rates

Programmer	*

Senior Programmer	*

Database Administrator	*

Systems Analyst	*

Business Analyst	*

Testing/Documentation Specialist	*

Additional Support Services (Section 4.3)	*

Custom Report Programming	*

Rush Fees	*

On-Site Visit	*

Additional Training at TRX’s Dallas Office	*

Additional Training at the WORLDTRAVEL’s Site	*

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT B

SERVICES AND PRODUCTS

Service Bureau Services:

EnCoRRe & CoRRe: an acronym for Centrally Oriented ResReview Edition. This product currently includes the following modules:

CoRRe Service Bureau	EnCoRRe Service Bureau
QualityCheck	Reservation Editor
SeatFinder	Seat Search
FareFinder	Low Fare Search
Clearance	Waitlist Clearance
UpGrade	FFY Upgrade
CoRReMail	EnCoRRe Pre-Trip Reports
PowerCoRRe	EnCoRRe Mail
Power EnCoRRe

Pre Trip

Application Services:

ResAssist

ProfileSync.com

Hotel Checker Software

Licensed Software Products:

CRS Screen Highlighter

Southwest Direct

ForeCast

The parties acknowledge and agree that the names of the products and services covered under this Agreement (as set forth in this Exhibit or as otherwise added hereunder) are descriptive in nature and that if a product or service is renamed or has similar functionality to an existing product or service, such renamed or similar product or service shall be subject to the terms and conditions of this Agreement to the same extent as the original product or service.

EXHIBIT C

LICENSED SOFTWARE SUPPORT SERVICES

Description of Software Supported:

CRS Screen Highlighter

Southwest Direct

Locations of User’s Sites:

WORLDTRAVEL headquarters and all divisional offices.

Hours of Support:

TRX will provide a help desk for CRS Screen Highlighter installation and operational technical support. This desk will be staffed     *    .

Designation of WORLDTRAVEL Representatives for CRS Screen Highlighter:

NAME	Tel #	Title
*	*	Manager, Tech Integration

*	*	Director, Tech Integration

*	*	Manager, Tech Integration

Designation of WORLDTRAVEL Representatives for Southwest Direct:

NAME	Tel #	Title
*	*	Specialist, Tech Integration

*	*	Manager, Tech Integration

*	*	Director, Tech Integration

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT D

DELIVERY ORDER #___________

TO MASTER AGREEMENT

BETWEEN TRX TECHNOLOGY SERVICES L.P.

AND WORLDTRAVEL PARTNERS I, LLC

I.	STATEMENT OF WORK

II.	DELIVERABLES

III.	IMPLEMENTATION SCHEDULE

IV.	COSTS

a.	FEES

b.	PENALTIES/INCENTIVES

c.	PROFIT SHARING

V.	PERSONNEL

VI.	OWNERSHIP/PROPRIETARY RIGHTS

VII.	LICENSE TERMS

VIII.	EXCLUSIVE USE

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Agreement.

TRX Technology Services L.P.	WORLDTRAVEL PARTNERS I, LLC

By:	By:
Authorized Signature	Authorized Signature
Name:	Name:
Title:	Title:

EXHIBIT E

DEVELOPMENT PROCEDURES

1.	PROJECT MANAGEMENT; DELIVERY

1.1	Designation of Project Coordinators

TRX shall designate a project manager for the work hereunder (the “TRX Project Coordinator”), who shall be assigned by TRX to supervise the work hereunder, and shall serve as WORLDTRAVEL’s point of contact for the resolution of problems. WORLDTRAVEL shall also designate an employee who shall be assigned by WORLDTRAVEL to coordinate WORLDTRAVEL ‘s involvement in the work hereunder (the “WORLDTRAVEL Project Coordinator”), and shall serve as TRX’s point of contact for the resolution of problems. Either party may change its Project Coordinator from time to time and shall notify the other party of any such change at least five (5) days in advance of such a change. For purposes of any Delivery Order, the TRX Project Coordinator and the WORLDTRAVEL Project Coordinator shall also coordinate the services provided by TRX under a Delivery Order, unless otherwise agreed.

1.2	Periodic Progress Reports

TRX shall provide periodic progress reports as required in any applicable Delivery Order.

1.3	Change Order Procedure

All changes to the mutually agreed upon Design Specifications or to any Delivery Order must be requested in writing and require mutual agreement, in accordance with the procedure set forth in Exhibit G to the Master Agreement and incorporated herein by reference. Evaluation and/or implementation of requested changes may or may not result in any modification to the Development Fee, Implementation Schedule (hereinafter defined) or other terms of the Delivery Order. TRX assumes the risk of any work performed or action taken by TRX based upon oral statements, or on documents or notations, not in accordance with the Design Specifications, this Section 1.3, any Delivery Order and Exhibit G hereto.

2.	IMPLEMENTATION AND ACCEPTANCE OF SPECIFICATIONS AND CUSTOM APPLICATION SOFTWARE

2.1	Implementation Schedule

The Implementation Schedule, as contained in any Delivery Order, sets forth the expectations of the parties as to the timing of the various stages of any project undertaken in a Delivery Order. TRX recognizes that time and timely performance is of the essence in this Agreement. In the event any milestone set forth in the Implementation Schedule is not met due to any delay caused by TRX’s acts or omissions, WORLDTRAVEL shall not be required to remit the payment until such milestone is met. Additionally, TRX shall use commercially reasonable efforts to ensure that such delay does not result in slippage of later milestones.

In the event that TRX fails to meet any milestone by more than thirty (30) days, through no fault of WORLDTRAVEL, WORLDTRAVEL shall have the right to assess penalties in accordance with the terms of that specific Delivery Order or terminate the Delivery Order, paying TRX in full for work performed to date and acquiring from TRX any work products that TRX produced under the Delivery Order, including any accompanying Design Specifications, and Documentation, WORLDTRAVEL Custom Software and source code.

2.2	Design Specifications

On execution of a Delivery Order hereunder, TRX shall, with WORLDTRAVEL’s cooperation, gather the necessary detailed requirements and develop and deliver to WORLDTRAVEL a set of Design Specifications meeting WORLDTRAVEL’s requirements as set out in such Delivery Order. An authorized representative of TRX shall certify to WORLDTRAVEL in writing that the Design Specifications are fully capable of meeting WORLDTRAVEL’s requirements as contained in the Delivery Order, except as expressly agreed to otherwise in writing by WORLDTRAVEL and that TRX is fully capable of developing and delivering the Custom Application Software. If such Design Specifications are prepared by TRX at WORLDTRAVEL’s request and initiation under such a Delivery Order, the Delivery Order shall provide for WORLDTRAVEL to pay for the preparation of such Design Specifications at cost. TRX shall use reasonable efforts to deliver the Design Specifications to WORLDTRAVEL on or before the specified time set forth in the Implementation Schedule. WORLDTRAVEL acknowledges that such timely delivery by TRX requires WORLDTRAVEL’s best efforts to cooperate and provide necessary information on a timely basis. TRX shall not be responsible for failure to timely deliver such Design Specification if such failure is due to

WORLDTRAVEL’s acts or failure to act. Within a mutually agreed upon date after the delivery of the Design Specifications to WORLDTRAVEL, WORLDTRAVEL shall notify TRX in writing of its acceptance or rejection of the Design Specifications. If the Design Specifications are rejected, for any cause other than changes requested by WORLDTRAVEL, WORLDTRAVEL will specify the reasons for such rejection and TRX shall revise and re-deliver amended Design Specifications to WORLDTRAVEL for acceptance at no additional charge to WORLDTRAVEL. If WORLDTRAVEL rejects the amended Design Specifications, WORLDTRAVEL shall have the right to terminate that Delivery Order and make no further payments. If WORLDTRAVEL has neither accepted nor rejected the Design Specifications within thirty (30) days after the delivery thereof, the Design Specifications shall be deemed to have been accepted by WORLDTRAVEL. Once the Design Specifications are accepted, they automatically become part of the Delivery Order.

3.	WORLDTRAVEL Acceptance Testing of Custom Application Software

3.1	Alpha Testing

After TRX has certified to WORLDTRAVEL in writing that TRX testing of the Custom Application Software is completed, the Custom Application Software has been delivered and installed, and that the Custom Application Software is fully operational, fully integrated with any and all pre-existing software or equipment in the WORLDTRAVEL environment in which it must operate and ready for acceptance testing by WORLDTRAVEL, WORLDTRAVEL shall conduct WORLDTRAVEL Alpha Tests as set forth in the Design Specifications (the “WORLDTRAVEL Alpha Testing”). TRX personnel will be present at such WORLDTRAVEL Alpha Testing, if requested by WORLDTRAVEL, on a time and materials basis at or below cost. All WORLDTRAVEL Alpha Testing will be conducted in accordance with the Implementation Schedule of any relevant Delivery Order.

If the Custom Application Software fails to pass WORLDTRAVEL Alpha Testing based on the testing criteria in the Design Specifications or Delivery Order, WORLDTRAVEL shall so notify TRX in writing specifying the nature of such failure, and TRX shall use all reasonable efforts to correct such failure after which WORLDTRAVEL shall repeat WORLDTRAVEL Alpha Testing. If the Custom Application Software fails to pass WORLDTRAVEL Alpha Testing a second time and such failure constitutes a material failure, WORLDTRAVEL has the right to terminate the Delivery Order and not pay for any services rendered under such Delivery Order, it being understood that WORLDTRAVEL would receive a refund of sums already paid under the Delivery Order. In the event of such termination, WORLDTRAVEL does have the right, but not the obligation, to purchase the source code and other work products, including Design Specifications, Documentation and Application Software produced under the Delivery Order for the Custom Application Software for a mutually agreed upon reasonable fee.

3.2	Beta Testing

Upon successful completion of Alpha Testing, WORLDTRAVEL shall utilize the Custom Application Software for an initial thirty (30) day period, as set forth in the relevant Implementation Schedule, for the processing of WORLDTRAVEL’s data in a production-like environment (the “Beta Test”). The Beta Test shall be successfully completed upon notice from WORLDTRAVEL to TRX that WORLDTRAVEL is satisfied, in its reasonable discretion, that for a mutually agreed upon period (i) all of the functions of the Custom Application Software have been provided and perform in accordance with this Agreement and the Design Specifications, and (ii) all reliability and performance standards have been met or exceeded (the “Final Custom Application Software Acceptance”).

If the Custom Application Software fails to pass the Beta Test, WORLDTRAVEL shall so notify TRX in writing specifying the nature of such failure(s) in reasonable detail and TRX shall use all reasonable efforts to correct the specified failure(s) after which WORLDTRAVEL shall commence another Beta Test. If the Custom Application Software fails to pass WORLDTRAVEL Beta Testing a second time, WORLDTRAVEL has the right to terminate the Delivery Order and not pay for any services rendered under such Delivery Order, it being understood that WORLDTRAVEL would receive a refund of sums already paid under the Delivery Order. In the event of such termination, WORLDTRAVEL does have the right, but not the obligation, to purchase the source code and other work products, including Design Specifications, Documentation and Custom Application Software, produced under the Delivery Order for a mutually agreed upon reasonable fee.

EXHIBIT F

Fee Schedule

For the following     *     services:

CoRRe Service Bureau	EnCoRRe Service Bureau
QualityCheck	Reservation Editor
SeatFinder	Seat Search
FareFinder	Low Fare Search
Clearance	Waitlist Clearance
UpGrade	FFY Upgrade
CoRReMail	EnCoRRe Pre-Trip Reports
PowerCoRRe	EnCoRRe Mail
Power EnCoRRe

PreTrip

ResAssist

ProfileSync.com

CRS Screen Highlighter

Southwest Direct

Hotel Checker

Total	* Qualified Transaction

* CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT G

CHANGE ORDER PROCEDURE

Step 1. Change Identification

WORLDTRAVEL will identify the need for a change in the Design Specifications. This request shall be in writing, authorized by the WORLDTRAVEL Project Coordinator, and submitted to the TRX Project Coordinator.

Step 2. Analysis

The TRX Project Coordinator will handle all initial requests submitted by WORLDTRAVEL, and will assign the appropriate level of technical support personnel to review each such request. TRX personnel will review each request and produce a proposal with initial designs addressing the parameters specified by WORLDTRAVEL. The proposal will also address the effect, if any, of the change on the Implementation Schedule and/or other terms and conditions of the Delivery Order. The TRX Project Coordinator will submit the proposal to WORLDTRAVEL for its review and approval.

Step 3. Analysis Review.

WORLDTRAVEL will review TRX’s proposal and will authorize TRX in writing to perform one of the following actions:

A.	cancel initial request (no charges incurred, no change to the Design Specifications)

B.	perform change at rates and upon terms specified in the proposal submitted by TRX pursuant to Step 2 above

C.	enter negotiations as to rates and/or terms which will apply to the change

Step 4. Implementation

TRX will respond to the corresponding WORLDTRAVEL authorization (as set forth in Step 3 above) as follows:

A.	cancel all efforts

B.	begin implementation of change

C.	negotiate rates quoted and/or terms and conditions specified in the proposal submitted by TRX pursuant to Step 2 (results of negotiation to be reflected in a revised proposal by TRX pursuant to Step 2)

Step 5. Delivery/Acceptance

If the proposed change does not provide for an acceptance procedure, then upon completion of any change undertaken by TRX pursuant to Step 4, item B above, TRX will deliver the completed products to WORLDTRAVEL for its review and acceptance in accordance with TRX’s proposal. WORLDTRAVEL will notify TRX in writing if the products delivered do not meet the specifications contained within TRX’s proposal in accordance with the terms and conditions of this Agreement and/or the amendment pertaining to the change.

EXHIBIT H

SERVICE LEVEL AGREEMENT

Although some Products are referred to by name, this agreement will encompass all TRX technology used by WORLDTRAVEL. WORLDTRAVEL and TRX will find mutually acceptable terms to amend this agreement to cover any future Products used by WORLDTRAVEL.

Definitions for purposes of this Exhibit:

•	Notification – Notification is defined as group e-mail, voicemail or a voice-to-voice contact for confirmation. Notification of all system outages will be made via voice-to-voice contact.

•	Authorized Representatives – Authorized Representatives are WORLDTRAVEL staff members who have the authority to approve any specifics outlined in this document. WORLDTRAVEL will provide TRX with a list of Authorized Representatives.

•	TRX Service Bureau - The systems in place at TRX, or at a TRX designated alternate location, which provide various Service Bureau Services, including CoRRe and EnCoRRe, to WORLDTRAVEL and its Customers.

•	TRX Data Center – The systems in place at TRX, or at a TRX designated alternate location, in which TRX provides access to TRX Application Service products, including ResAssist and ProfileSync, to WORLDTRAVEL and its Customers.

Overall Structure

•	In accordance with the provisions of Section 16.1 of the Master Agreement, TRX will provide a full-time, dedicated Operational Representative. This person will have responsibility for the ongoing relationship and will manage the mutually agreed upon team of dedicated product account managers to assist WORLDTRAVEL.

•	In accordance with the provisions of Section 2.6 of the Master Agreement, WORLDTRAVEL will provide GDS access to TRX for all CoRRe and EnCoRRe. GDS lines and TAs provided by WORLDTRAVEL will be used only to process WORLDTRAVEL transactions and for testing purposes for WORLDTRAVEL. Upon request, TRX will provide a quarterly accounting of all lines and TA’s to WORLDTRAVEL.

•	WORLDTRAVEL will allow TRX to AAA to WORLDTRAVEL pseudo city codes for processing WORLDTRAVEL ResAssist transactions.

•	TRX will provide a summary of GDS hits allocation on a monthly basis. Hits that are not attributed to a WORLDTRAVEL booking pseudo city or are not for the benefit of WORLDTRAVEL will be deducted from payment to TRX, in accordance with the provisions of Section 8.11.1 of the Master Agreement.

Hours of Operation (Central Time Zone)

•	The CoRRe/EnCoRRe service bureau is staffed * , excluding major holidays.

•	The CoRRe/EnCoRRe data center is monitored 24 hours per day through an automated monitoring system * weekends.

•	The ResAssist support desk is staffed * excluding major holidays.

•	The ResAssist data center is monitored * including major holidays.

Redundancy

•	System back-ups will be performed on a daily basis. All information required to restore the system in case of total failure will be stored in an off-site location.

•	WORLDTRAVEL will provide a project manager to work with TRX to complete the development of a plan to provide redundancy.

•	TRX agrees to provide * redundancy to WORLDTRAVEL, * to WORLDTRAVEL, for the following areas:

Server capacity

GDS access

For EnCoRRe: Auto Ticketing, E-Mailing, Invoices and Itinerary

The plan will also provide that in case of a total system failure, the redundant system for the above named functions must be activated and operational within a mutually agreed-upon time.

System Outages and System Performance Issues (bugs)

Severity 1 (“S1”) (sometimes referred to as High) is defined as a Software defect or hardware issue causing complete loss of Remote Services. The defect has one or more of the following characteristics:

1.	Data corruption - physical or logical data is unavailable or incorrect.

2.	System crashed repeatedly - a Software process fails and continues to fail after restart attempt.

3.	Critical functionality is not available - a Software process cannot continue when a vital feature is inoperable.

* CONFIDENTIAL TREATMENT REQUESTED

4.	System hangs - This includes cases where the process hangs indefinitely. Also includes severe performance degradation causing unreasonable waits for response. This would include time out errors.

Resolution Timeframe for Severity 1 Issues

•	TRX will provide Notification to WORLDTRAVEL of all S1 issues * of discovery.

•	* of all unexpected down time occurrences, due to equipment failure, must be resolved and the systems made accessible within * . Steps to resolve problems with the vendor should be in place and Notification communicated to WORLDTRAVEL for expected up time. Resolution of all downtime occurrences will occur within a timeframe not to exceed * and TRX will make its best efforts to resolve the issue as quickly as possible.

•	TRX will provide an escalation plan for S1 situations. Any messages received via pager or emergency voice-mail will be responded to with a resolution or update *

•	In the case of a total system failure, the redundant system must be activated and operational within * of discovery. (This applies after the redundancy plan has been completed and mutually accepted by both parties.)

•	* of S1 bugs must be resolved by a documented workaround or code change within * . If S1 problems with the code are not found in the QA process, TRX will roll back to prior versions of the product if mutually agreed upon by the parties. Resolution of all S1 bugs will occur within a timeframe not to exceed * and TRX will make its best efforts to resolve the issue as quickly as possible.

Severity 2 (“S2”) (sometimes referred to as Medium) means a Software defect that causes an internal (software) error, or incorrect behavior causing severe loss of service. No customer acceptable workaround is available; however, operations can continue in a restricted fashion. The defect has one or more of the following characteristics:

1.	Internal software error, causing system to fail, but restart or recovery is possible.

2.	Severely degraded performance due to software or hardware error. An example would be degraded performance of * or more.

3.	Important functionality is unavailable, yet the system can continue to operate in a restricted fashion.

* CONFIDENTIAL TREATMENT REQUESTED

Resolution Timeframe for Severity 2 Issues

•	TRX will provide an escalation plan for S2 situations. Any messages received via cell phone or emergency voice-mail will be responded to with a resolution or update within * during normal business hours or within * the start of normal business hours.

•	* of S2 bugs will be resolved by workaround or code change * unless a mutually agreed upon timeframe is outlined by both parties.

Severity 3 (“S3”) (sometimes referred to as Low) means a Software defect or hardware issue that causes minimal loss, resulting in a service impact that WORLDTRAVEL would categorize as a minor inconvenience, such as a manual bypass to restore Product functionality. The defect has one or more of the following characteristics:

1.	Software error, for which there is an acceptable workaround.

2.	Degraded performance of * or less.

3.	Incorrect behavior with software or hardware causing minor impact to the operation of the system.

4.	Software or hardware error requiring manual editing of the configuration or script files to workaround a problem.

Resolution Timeframe for Severity 3 Issues:

•	S3 bugs will be prioritized and fixed within the TRX regular maintenance schedule. TRX will report status updates of S3 issues on a request.

System Downtime

•	TRX will provide an uptime of * for EnCoRRe and ResAssist, excluding scheduled maintenance downtime, 365 days a year, 24 hours a day.

•	For the TRX Service Bureau, system uptime is defined as including all necessary components to the EnCoRRe system, providing that all such components are processing transactions according to the standards set forth in this Exhibit H.

•	For the TRX Data Center, system uptime is defined as including necessary components required to book a reservation or build a profile.

•	TRX will provide an uptime * for XDS, or any replacement technology as mutually agreed, that allows WORLDTRAVEL direct access to WORLDTRAVEL Confidential data in the Service Bureau.

•	TRX will provide documentation of the previous month’s uptime, in writing to WORLDTRAVEL on a monthly basis.

•	Notification of scheduled downtime or maintenance will be provided to WORLDTRAVEL * prior to occurrence. This includes any maintenance on non-WORLDTRAVEL accessed equipment that may impact WORLDTRAVEL Customers in any way.

* CONFIDENTIAL TREATMENT REQUESTED

•	Any approved down time will be performed from * Sunday CT or between midnight and * unless otherwise agreed to by the parties. Scheduled maintenance that occurs on a weekday will have duration of no more than * . Maintenance requiring downtime of more than two hours will occur on weekends.

•	TRX will provide a monthly report of scheduled and unscheduled downtime upon request of WORLDTRAVEL.

•	TRX will routinely monitor all applications to ensure quality of processes.

•	TRX will be responsible for monitoring system utilization and load. Any adjustments will be made accordingly to accommodate increased WORLDTRAVEL Customer base. WORLDTRAVEL will be provided monthly utilization reports. When TRX Data Center system capacity reaches * , a review will be done and documentation provided to WORLDTRAVEL.

•	WORLDTRAVEL will provide monthly reports of * projected transaction volumes.

•	TRX will perform regularly scheduled database maintenance to ensure optimal performance and to eliminate database errors. TRX will provide to WORLDTRAVEL documentation of this maintenance schedule.

TRX Service Bureau Processing, Programming & Support

•	TRX will ensure that EnCoRRe will process * of the PNRs placed on queue in * when host GDS systems are available and volumes do not exceed * of the anticipated volume. Forecasts of volume will be reviewed monthly.

•	Any PNRs not processed within the * timeframe shall not exceed a * processing time.

•	SLA is limited to * average volume, unless WORLDTRAVEL forecasted the increased volume and notified TRX accordingly.

•	If WORLDTRAVEL exceeds the * increase in any one month, and did not notify TRX of this anticipated increase, TRX shall have * to put the necessary staff in place to accommodate the increased transactions and comply with the * processing standard.

•	TRX agrees to assign a team of appropriately trained and qualified Applications Service Analysts (“ASA”s) to handle development, programming, maintenance, and management of WORLDTRAVEL’s EnCoRRe routine library. Resources will include EnCoRRe as well as advanced PowerCoRRe programming staff. TRX will ensure that appropriate back up is in place for all Service Bureau staff and will identify such back up to WorldTravel upon request. Any TRX staff no longer on the WORLDTRAVEL assignment will still be bound by the confidentiality terms of this Agreement. By mutual agreement, the number of TRX staff assigned to support the WORLDTRAVEL account may vary from time to time based on changes in the transaction volume associated with the WORLDTRAVEL Customer base.

•	Requests for new programming will be routed to the designated service bureau team in writing via CRM, as defined in Section 4.1.1 of the Master Agreement, by designated WORLDTRAVEL divisional or national staff.

* CONFIDENTIAL TREATMENT REQUESTED

•	TRX will obtain approval from WORLDTRAVEL on all new routines prior to placing them into production.

•	TRX will provide an automated service request tracking system and monthly reporting on service metrics.

•	A TRX representative will attend monthly scheduled EnCoRRe coordinator conference calls and bi-annual face-to-face meetings.

EnCoRRe Service Bureau Clientele Calls Processing

•	100% of Clientele requests received will be assigned and categorized within *

Level I: (Low complexity routines)

•	* completed within * of being assigned (less pending categories)

1.	Limited to receipt of * new routine requests per month

2.	Will add five per month for every * transactions added. (Will reset this maximum quarterly based upon prior six-month transaction average)

3.	TRX will notify WORLDTRAVEL within * should the * routine limit be exceeded by more than 10% in any given month. In the event the limit is exceed by * , WORLDTRAVEL and TRX shall review and mutually agree on a compensation method or a manner to address the overage.

4.	Routines that are categorized as “errors” will not be included in the monthly count, unless the error is determined to be the result of a WORLDTRAVEL action.

Incentive:

•	* delivered within * over a * period (less pending), WORLDTRAVEL pays an additional * on EnCoRRe fees *

Penalty:

•	* delivered at end of month, TRX discounts * on EnCoRRe fees to WORLDTRAVEL.

•	Penalty provision will not apply in any month in which WORLDTRAVEL has exceeded the * routine limit.

Level II: (High complexity routines)

•	* completed within * (less pending categories)

1.	Limited to receipt of * new routine requests per month

2.	Will add seven per month for every * transactions added. (Will reset this maximum quarterly based upon prior six-month transaction average)

* CONFIDENTIAL TREATMENT REQUESTED

3.	TRX will notify WORLDTRAVEL within * should the * routine limit be exceeded by more than * in any given month. In the event the limit is exceed by * for * , WORLDTRAVEL and TRX shall review and mutually agree on a compensation method or a manner to address the overage.

4.	Routines that are categorized as “errors” will not be included in the monthly count, unless the error is determined to be the result of a WORLDTRAVEL action.

Incentive:

•	* delivered within ten business days over a * month period (less pending), WORLDTRAVEL pays an additional * on EnCoRRe fees *

Penalty:

•	* delivered at end of month, TRX discounts * on EnCoRRe fees to WORLDTRAVEL.

•	Penalty provision will not apply in any month in which WORLDTRAVEL has exceeded the * routine limit.

Level III: (extremely complex routines, requiring extensive design, coding and Q&A)

•	Work order will be completed and negotiated prior to coding

•	ETD will be provided and incentives or penalties may apply

•	The work order may include additional charges to WORLDTRAVEL, depending on the nature of the project and the availability of resources on the TRX service bureau team dedicated to WORLDTRAVEL. Any additional charges will be mutually agreed upon in the work order.

New Account Implementations:

•	WORLDTRAVEL will advise TRX a minimum of * prior to account start up

•	WORLDTRAVEL will continue to provide a forecast of pending implementations and conversions

•	All customized EnCoRRe requests are due at the * mark for non-configurable standard requests

•

TRX acknowledges that WORLDTRAVEL may sometimes become aware of customer requirements less than     *     prior to the implementation date. WORLDTRAVEL will communicate new requirements to TRX as soon as they are aware of them and TRX will

* CONFIDENTIAL TREATMENT REQUESTED

make their best efforts to accommodate these requirements in the implementation

•	Maximum of * accounts implemented per month.

•	Once configurable standards are in place, implementations become equivalent to Level I tasks (but are not included in the Level I call totals) and the limit of maximum number of accounts implementing at the same time will be adjusted upward.

•	In the event the maximum number of accounts is exceeded, WORLDTRAVEL and TRX shall review and mutually agree on a compensation method for the overage or a manner to address the overage.

•	In the event of an acquisition by WORLDTRAVEL of another agency, TRX and WORLDTRAVEL will negotiate in good faith to determine the best manner in which to handle the integration of that new business into the WORLDTRAVEL service bureau. Any additional staffing and accompanying fees will be mutually discussed and agreed upon.

Email:

•	* of emails will be delivered within * of EnCoRRe reading the reservation for email processing.

•	Limited to a monthly average of * emails per PNR.

•	If WORLDTRAVEL exceeds the monthly average of * emails per PNR, WORLDTRAVEL and TRX shall review and mutually agree on a compensation method or a manner to address the overage.

ResAssist / ResX:

•	* of Clientele Calls will receive a substantive response within * day. If the initial response does not include the resolution of the call, it will include a timetable for such resolution.

•	* of Clientele Calls will be closed within *

•	* of Clientele Calls not closed within * will be escalated to a Manager for review.

* CONFIDENTIAL TREATMENT REQUESTED

SLA Review

In the event of any disagreement between the two parties, as a result of an omission of language in this document to address unanticipated situations, WORLDTRAVEL and TRX agree to negotiate in good faith to resolve such discrepancies and mutually agree on an amendment to this document to address such specific situations.

WORLDTRAVEL and TRX agree to revisit the provisions of this Exhibit H pertaining to the processing of EnCoRRe Clientele Calls, including all thresholds, on or before June 30, 2003, in order to determine, in good faith, if this Service Level Agreement is an accurate reflection and measurement of the provision of services by TRX to WORLDTRAVEL.

EnCoRRe Level Definitions:

LEVEL I

•	New – Level one coding typically will require less than * of design, development & testing. The routine may or may not call a PowerEnCoRRe routine. If PowerEnCoRRe is utilized the following may apply:

•	* steps in the PowerEnCoRRe routine

•	Routine flow does not loop back to a previous step or query

•	Comparison of database or lookup tables is minimal

•	No sub PowerEnCoRRe routine is called

•	Value returned to calling routine is pass or fail

•	New account setup for Pre-trip masking

•	Modifications – Typical changes may include:

•	Modifications to values in routines or tables

•	Modifications to masking patterns

•	Additional lines of code are minimal

•	Changes to the flow of the routine are minimal

•	Module Profile Settings

•	Routine Profile additions or deletions

•	Modifications to verbiage in PNR messages

•	Pre-trip masking

•	Errors - Research is limited to:

•	Determining why actions of routines are not writing properly to the record

•	Report data missing or masked incorrectly, including Pre-trip

•	Queuing path errors

•	Records not processing through Rush Queue (excludes ticketing or email/invoicing queues)

LEVEL II

•	New – A new process or new routine typically requiring an average of * of design, development & testing. Design requirements and multiple test variables will require significant input from the client. An estimated delivery date (ETD) will be assigned to the initiative.

•	Power functions are used extensively

•	Routine flow may loop to previous steps multiple times

•	Sub PowerEnCoRRe routines may exist

•	Multiple values may be collected, passed or modified between routines

•	Power Scheduler is used

* CONFIDENTIAL TREATMENT REQUESTED

•	Records are file finished w/o agent intervention (CFS & P2K)

•	Ticketing and e-invoicing

•	Power email

•	FTP file transfer of data is utilized

•	ODBC functions are utilized

•	Modifications –

•	New parameters require flow or design of the routine to significantly change

•	Modifications to an existing database transfer using ODBC (FTP inbound or outbound)

•	Significant changes to auto-ticketing or invoicing

•	Significant changes to power email routine

•	Errors – Research would require:

•	Test environment will require major modification to replicate or recreate error

•	Debug may be required in production environment

LEVEL III

•	An initiative outside of Level II design due to complexity of requirements. Time required to design, code and test may exceed * in total. Dedicated resources will be required and may include resources outside of service bureau personnel. A ‘Statement of Work’ will be required for these types of initiative. Examples:

•	Auto-ticketing for new GDS

•	Extensive modifications or new email process initiatives

•	ODBC database modifications impacting web-reporting

•	New or extensive modifications to e-fulfillment transaction processing

* CONFIDENTIAL TREATMENT REQUESTED

Implementation Functionality Schedule

The following functionality will be implemented at start up if the information for this processing is received by WORLDTRAVEL prior to account start up.

    *     notification:

Divisional Standard Routine Profile

PNR 2000 Standard

Account-specific EnCoRRe Routines (data-base related)

Account-specific EnCoRRe Routines

CFS – Parsing Routine

CFS – PNR 2000 Routines

CFS – account specific routines (database related)

CFS – account specific routines

Auto-ticketing

Email invoices

Automated MCOs

Automated MCOs with PowerCoRRe calculation routine

    *     notification:

Divisional Standard Routine Profile

PNR 2000 Standard

CFS – Parsing Routine

CFS – PNR 2000 Routines

CFS – CFS specific routines

Auto-ticketing

Email invoices

Less than     *

Divisional Standard Routine Profile

PNR 2000 Standard

CFS – Parsing Routine

CFS – PNR 2000 Routines

CFS – CFS specific routines

* CONFIDENTIAL TREATMENT REQUESTED

On-site Support

•	TRX will travel to an agency site to assist with performance issues if the agency technology contact has worked directly with TRX and remote troubleshooting techniques have been exhausted.

•	TRX will provide on-site support within * to resolve site-specific issues not correctable by remote support. Once on-site, if the parties determine the problem is due to WORLDTRAVEL’s hardware or LAN configuration and not with the software itself, WORLDTRAVEL will reimburse TRX for reasonable expenses associated with the trip. If the parties determine the problem is due to functionality that is not performing as documented, TRX will be responsible for its own expenses.

Product Software Releases

•	TRX will notify WT of beta test dates a minimum of * prior to the start of beta test for new version and maintenance releases.

•	TRX will provide release notes and beta access a minimum of * prior to a general release of new versions. Any reported bugs in beta versions will be fixed in a mutually agreed upon time frame.

•	TRX will provide release notes and beta access a minimum of * prior to the release of maintenance versions and will make best effort to provide same * in advance. Any reported bugs in beta versions will be fixed in a mutually agreed upon time frame.

•	WORLDTRAVEL must be notified of all revisions not requiring operational changes at least * prior to install.

•	TRX will provide design documentation to WORLDTRAVEL for any planned releases and allow them a * review period prior to beginning coding of the new release.

•	For each application, TRX will publish a testing process which will document the role of WORLDTRAVEL staff in the process.

•	No new versions or tests will be implemented on live sites without express written permission from authorized WORLDTRAVEL personnel.

•	All leading browsers in the current market place will be supported. Software should be compatible at least two versions back from the most current on the market.

TRX Data Center Communication and Support

•	* of written communications from WORLDTRAVEL regarding system performance received between the hours of * CST Monday through Friday will be acknowledged within *

•	A dedicated product account manager will be available to WORLDTRAVEL at all times during normal business hours. This will be a mutually agreed upon

* CONFIDENTIAL TREATMENT REQUESTED

person with a secondary back up who will provide telephone coverage from * CST.

•	TRX will provide access, subject to availability, to their on-site training facilities to train WORLDTRAVEL personnel separate from the customized training classes, up to * times per year. WORLDTRAVEL will provide 30 days notice to TRX of intent to request usage of the facility.

•	TRX will provide training materials and, if requested, training of WORLDTRAVEL divisional coordinator staff prior to any new release.

•	TRX will provide technical support via conference call with WORLDTRAVEL Customers to address issues surrounding specifications and connectivity at the request of WORLDTRAVEL. A date for a call will be agreed upon and completed within * of when request is received. WORLDTRAVEL personnel will be present on all TRX calls to WORLDTRAVEL Customers regarding system uptime and performance.

SLA Reporting:

•	SLA determined monthly

•	Reporting via the Web

•	Bi-weekly reporting will be cumulative for a given month, to allow WORLDTRAVEL to track month-to-date calls against SLA thresholds.

•	WORLDTRAVEL has the right to audit the processes used by TRX to produce the SLA reports.

* CONFIDENTIAL TREATMENT REQUESTED

Exhibit I

Transaction Pricing Matrix

Current Annual Transaction Level	Cost/Qualified Transaction
*	*
*	*
*	*
*	*

Current Annual Transaction Level shall mean the total number of Qualified Transactions for the twelve (12) month period prior to, but not including, the current month.

Each     *    , WORLDTRAVEL will pay for the total number of Qualified Transactions, using the Cost/Qualified Transaction for the Current Annual Transaction Level. If WORLDTRAVEL is prepaying for     *     Qualified Transactions, it will prepay for the     *     ahead based upon the most recent available Current Annual Transaction Level. Once the actual Current Annual Transaction Level for any prepaid     *     becomes available, WORLDTRAVEL will true up such prepaid payment based upon such actual Current Annual Transaction Level.

Initial Budgeted Transactions	*
Initial * Payment	*

* CONFIDENTIAL TREATMENT REQUESTED

Exhibit J

Corporate Fulfillment Services

1. Pricing for Non-WORLDTRAVEL Customers:

EnCoRRe	* Qualified Transaction

2. Dedicated ASA	* year plus benefits (not to exceed * )

* CONFIDENTIAL TREATMENT REQUESTED

Exhibit K

DELIVERY ORDER #________

TO MASTER AGREEMENT

BETWEEN TRX TECHNOLOGY SERVICES L.P.

AND WORLDTRAVEL PARTNERS I, LLC

DATABASE REPLICATION

IX.	STATEMENT OF WORK

WorldTravel has various business requirements that necessitate the frequent availability of and ease of access to its customer PNR data and its customer traveler profile data that is stored in databases housed at TRX’s Service Bureau. In order to meet those needs, and in order to avoid disruption to TRX’s production environment, WorldTravel may elect to establish a server at its Atlanta Data Center to host a replicated PreTrip database and / or a replicated traveler profile database.

WorldTravel will provide any required hardware at its Data Center and will provide the required communication lines. WorldTravel requests TRX provide whatever support is required to establish these replicated databases, including the required setup on its servers to feed WorldTravel’s replicated databases.

a.)	TRX will develop a data replication system that will allow WorldTravel BTI to gain control of its customer PNR data and / or customer traveler profile data in its own environment to support current and proposed WorldTravel IT initiatives. Key objectives of this project include:

i.	Creation of a replicated data store of the PreTrip database (all WorldTravel’s PNR data) and/or the WorldTravel profile database on a system in WorldTravel’s * .

ii.	Replication of PNR data changes with * maximum latency from TRX databases based on a maximum of * PNR updates per day.

iii.	Replication of profile data changes with * maximum latency from TRX databases based on a maximum of * profile updates per day.

iv.	Implementation of a process that assures there will be no data loss and the source database and replicated database are synchronized within mutually agreed upon terms as stated in line i and ii.

v.	Minimization of any programming on WorldTravel’s part to accept the replicated data. WorldTravel will implement a process at their location to accept the incoming XML data feed from TRX.

vi.	XML Data transmission will be done over a * provided by WorldTravel. Data will also be encrypted using * .

* CONFIDENTIAL TREATMENT REQUESTED

WorldTravel and TRX acknowledge the importance of customer data security. WorldTravel accepts responsibility for the management of WorldTravel customer concerns regarding data security, as these concerns relate to the replication of customer data as part of this project.

X.	DELIVERABLES

a.	Installation and set-up of all database and communication software at the TRX location required to provide replicated data.

b.	WorldTravel to establish a * connection between TRX and WorldTravel.

c.	Ongoing delivery of replicated data to WorldTravel on a scheduled basis.

d.	WorldTravel and TRX will work together to arrive at a mutually acceptable technical approach.

XI	IMPLEMENTATION SCHEDULE – Dependant on agreement date of this Delivery Order (approx. 8 weeks of work needed on TRX’s side)

a.	Date TBD WorldTravel will have established a server, a data feed process and put in place the required * connection.

b.	Date TBD TRX and WorldTravel will begin testing the proposed solution.

c.	Date TBD TRX will implement the feed to the replicated databases as part of its production environment. WorldTravel and TRX may mutually agree to adjust this date, after both parties have agreed to the technical approaches.

* CONFIDENTIAL TREATMENT REQUESTED

XII.	COSTS

a.	FEES

1.	Data replication of both TRX PNR and profile data:

1.1.	Set up fees:

1.1.1.	Design fees: *

1.1.2.	Hardware: *

1.2.	Annual Maintenance Fees: *

2.	Data replication of PNR data only:

2.1.	Set Up Fees:

2.1.1.	Design fees: *

2.1.2.	Hardware: *

2.2.	Annual Maintenance Fees: *

3.	Data replication of profile data only:

3.1.	Set Up Fees:

3.1.1.	Design fees: *

3.1.2.	Hardware: *

3.2.	Annual Maintenance Fees: *

b.	WorldTravel will bear any costs associated with * .

c.	WorldTravel will bear any costs associated with * .

d.	PENALTIES/INCENTIVES WorldTravel and TRX will negotiate appropriate penalties and incentives to be included in the final delivery order.

e.	PERSONNEL

i.	WorldTravel will assign a Project Leader to work with TRX and direct this initiative.

ii.	TRX will assign the following required personnel to support this Delivery Order:

1.	Project Leader

2.	DBA

3.	Network administrator

4.	Developer

* CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the parties hereto have caused this Delivery Order to be executed and delivered by their duly authorized representatives, as of the date first written above, and such Delivery Order is hereby incorporated into the above-referenced Master Agreement.

TRX Technology Services L.P.	WORLDTRAVEL PARTNERS I, LLC

By:	By:
Authorized Signature	Authorized Signature

Name:	Name:

Title:	Title: